Exhibit 3.11

Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BIG DIGITAL ENERGY, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF JUNE, A.D. 2026, AT 7:54 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE EIGHTH DAY OF JUNE, A.D. 2026 AT 11:59 O’CLOCK P.M.

5081043 8100 SR# 20263327399
You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 204175920 Date: 06-09-26

State of Delaware Secretary of State Division of Corporations Delivered 07:54 PM 06/08/2026 FILED 07:54 PM 06/08/2026 SR 20263327399 - File Number 5081043

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BIG DIGITAL ENERGY, INC.

Big Digital Energy, Inc. (the “Corporation”), formerly known as Mawson Infrastructure Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Delaware Secretary of State on February 10, 2012, as amended February 28, 2012, July 18, 2013, November 15, 2017, March 1, 2018, October 22, 2018, March 17, 2021, June 9, 2021, August 11, 2021, February 6, 2023, November 19, 2025, February 2, 2026 and April 20, 2026 (as amended, the “Certificate of Incorporation”).

2.	In accordance with Section 151of the DGCL, the Board of Directors of the Corporation (the “Board”), on February 1, 2026, authorized the designation of 10,000 shares of preferred stock of the Corporation (the “Preferred Stock”) as the Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”), pursuant to the Certificate of Designation of Rights, Preferences and Privileges of Series C Junior Participating Preferred Stock of the Corporation previously filed by the Corporation with the Secretary of State of the State of Delaware on February 2, 2026 (the “2026 Certificate of Designations”);

3.	In accordance with Section 151(g) of the DGCL, the Board adopted, in pertinent part, the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the Series C Preferred Stock are outstanding, and none of the authorized shares of the Series C Preferred Stock shall be issued pursuant to the 2026 Certificate of Designations;

FURTHER RESOLVED, that the Certificate of Incorporation is hereby amended by deleting in their entirety the provisions set forth in the 2026 Certificate of Designations, including those stating the designation and number of shares of the Series C Preferred Stock and fixing the relative rights, preferences and limitations thereof, and all references thereto, and such provisions shall be of no further force or effect;

FURTHER RESOLVED, that the designation of the Corporation’s Series C Preferred Stock is hereby eliminated, and the 10,000 shares previously designated as Series C Preferred Stock shall resume the status of authorized but undesignated shares of Preferred Stock of the Corporation.

4.	This Certificate of Amendment was duly authorized by the Board on June 5, 2026, pursuant to Sections 151 and 242 of the DGCL.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6.	The effective date and time of this Certificate of Amendment, in accordance with Section 103(d) of the DGCL, shall be 11:59 p.m. Eastern Daylight Time on June 8, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kaliste Saloom, its duly authorized General Counsel and Corporate Secretary, on June 5, 2026.

By:	/s/ Kaliste Saloom
Kaliste Saloom
General Counsel and Corporate Secretary